Inland Real Estate Income Trust, Inc.
2901 Butterfield Road | Oak Brook, IL 60523 | 800.826.8228
inland-investments.com

July 17, 2019

Dear Fellow Stockholder:

As you know, Inland Real Estate Income Trust's ("Inland Income Trust or the Company") strategic plan centers around owning a portfolio of grocery-anchored retail properties in strong secondary and tertiary markets with lower exposure to big box retailers. Given the continued importance of grocery anchors in driving consumer traffic at shopping centers, we believe that a grocery-anchored portfolio will allow us to continue to drive operating performance and grow stockholder value over the long term.

As part of this strategy, our management team and board of directors will consider the opportunistic sale of certain assets with the goal of redeploying capital into the acquisition of strategically located grocery-anchored centers, as well as the redevelopment of select centers within the current portfolio.

We are pleased to share that we have identified a select number of properties we would consider selling at this time and have begun marketing those properties for sale. Should we receive offers for these properties at prices we feel are acceptable, we may consider selling them, with approval from the board of directors. While there would be an initial impact on net operating income (NOI) and net asset value (NAV) in the short term if we sold the properties, we feel we can maximize stockholder value as we transition to a portfolio of high-quality properties aligned with the new retail model.

As of June 30, 2019, our primarily grocery-anchored portfolio was comprised of 59 retail properties across 24 states, collectively totaling approximately 6.9 million square feet. Our centers are currently occupied by 741 tenants and our economic occupancy of 94.4% highlights that our centers are well-located and in high demand.

The second quarter cash distribution payable to stockholders of record as of the close of business on June 30, 2019 was $0.3018 per share (which represents an annualized distribution rate of 6% based on Inland Income Trust's estimated value of $20.12 per share as of December 31, 2018).

Thank you for your investment in Inland Income Trust and your confidence in our investment strategy. For more information, please visit our website: www.inland-investments.com/inlandincometrust.

Sincerely,
INLAND REAL ESTATE INCOME TRUST, INC.



Mitchell Sabshon
President and Chief Executive Officer

Enclosure
cc: Trustee, Broker Dealer, Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "can", "would", "will", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Q on file with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.